Exhibit 107

Calculation of Filing Fee Tables

FORM F-3

(Form Type)

BYND CANNASOFT ENTERPRISES INC.

(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)(3)	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, no par value
Fees to be Paid	Other	Warrants
Fees to be Paid	Other	Units
Fees to be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf)	Rule 457(o)			$15,000,000	$110.20 per $1,000,000	$1,653
Fees Previously Paid	-	-	-	-	-	-	-	-
	Total Offering Amounts					$15,000,000		$1,653
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$1,653

(1)	There are being registered hereunder such indeterminate number of the securities of each identified class being registered as may be sold by the registrant from time to time at indeterminate prices, with the maximum aggregate public offering price not to exceed $15,000,000.
(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to instructions to Form F-3 under the Securities Act of 1933 (the “Securities Act”).
(3)	The registration fee is calculated in accordance with Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.